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                                                                      EXHIBIT 11

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 20 to Registration Statement No. 2-87509 of CitiFunds Tax Free Reserves (formerly known as Landmark Tax Free Reserves) of our reports each dated October 6, 1997 appearing in the annual report to shareholders for the year ended August 31, 1997 of CitiFunds Tax Free Reserves and Tax Free Reserves Portfolio, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
December 23, 1997